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                           [LOGO]
                      THE KELLY SPRINGFIELD TIRE COMPANY
                12501 WILLOW BROOK ROAD     CUMBERLAND, MARYLAND
                (301) 777-6000                        21502-2599
                FAX  (301) 777-6008        TELEX: 86211  KST-CUM


September 30, 1994                                               Exhibit 10.84


Big O Tires, Inc.
Box 3206
Englewood, CO 80155-3206

Gentlemen:

We are sending you a Demand Note dated September 30, 1994 for $4,700,338.67. This note will replace the note given to you June 15, 1993. This Demand Note will have terms and conditions according to the Inventory Financing Agreement, dated September 30, 1994.

It is mutually understood and agreed that if our Sales Agreement is cancelled by either party, or if any payment hereunder is not made when due, or if you should be in default in any other obligation to us, demand will be made for immediate payment in cash for the total of the aforesaid note.

Your acceptance of this letter with proper attesting, both in the space provided, together with the note, constitutes the full agreement between us as to the Financing Agreement.

Very truly yours,


/s/ G. L. Sutherland
G. L. Sutherland
Vice President and CFO               Attested:  /s/ D.E. Taylor
                                              ___________________________
                                                  Secretary, K/S


Accepted:

BIG O TIRES, INC.


By:  /s/ Steven P. Cloward (seal)    Attested:  /s/ John B. Adams
   _______________________                    ___________________________
   President                         Assistant Secretary, Big O Tires, Inc.

     October 7         , 1994
    ____________________
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                                  DEMAND NOTE
                                  -----------



$4,700,338.67                                            September 30, 1994
-------------                                            ------------------

The undersigned promises to pay to the order of THE KELLY-SPRINGFIELD TIRE COMPANY, Willowbrook Road, Cumberland, MD. 21502-2599

Four million seven hundred thousand, three hundred thirty eight and -----------
-------------------------------------------------------------------------------
--- 67/100 DOLLARS

with interest thereon as per the Inventory Financing Agreement dated September 30, 1994.

It is agreed by the maker, guarantors and endorsers that if the note is not paid in accordance with its tenor, all of said payments then unpaid shall, at the option of the holder, immediately become due and payable. No person is authorized to receive a payment upon or make collection of this note unless the note is presented and the amount paid duly endorsed hereon at the time. The makers, guarantors and endorsers hereof severally waive presentment for payment, protest and notice of protest, and nonpayment of this note. In the event of default in the payment of principal, when due, and if action is instituted thereon, the undersigned promises to pay reasonable attorneys' fees and costs of any such action.

This instrument and the indebtedness evidenced hereby is subordinated in the manner and to the extent set forth in an agreement (the "Agreement") dated as of September 30, 1994 by the maker and the payee of this instrument in favor of Barclays Business Credit, Inc. (the "Lender") to all indebtedness (including interest) at any time owed by the maker of this inst t to er, and each holder of this instrument, by its acceptance hereof, shall be bound by the Agreement.


BIG O TIRES, INC.                      BIG O TIRES OF IDAHO, INC.


By:  /s/ John B. Adams  (seal)         By:  /s/ John B. Adams (seal)


/s/ John B. Adams                         /s/ John B. Adams
-------------------------------        ---------------------------------

Title:  Executive Vice President      Title:  Vice President
        ------------------------             ---------------------------


BIG O RETAIL ENTERPRISES, INC.


By:  /s/ John B. Adams (seal)
    ----------------------------

/s/ John B. Adams
--------------------------------

Title:  Vice President
        ------------------------
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                         INVENTORY FINANCING AGREEMENT
                         -----------------------------


This Agreement is dated September 30, 1994, between The Kelly-Springfield Tire Company, a Maryland corporation (K/S), and Big O Tires, Inc., a Nevada corporation (Account), and/or Big O Tire of Idaho, Inc. an Idaho corporation, and/or Big O Tire Retail Enterprises, Inc., a Colorado corporation, to assist Account in financing merchandise inventory supplied by K/S, all as provided herein.



     1.  FINANCED AMOUNT

K/S hereby agrees, in consideration of Account's promises and undertakings, to allow Account to finance up to the sum of $4,700,338.67. (The Financed Amount).

K/S agrees to convert $4,700,338.67 of Balance outstanding on note originally issued June 15, 1993 in the amount of $6,000,338.67 into the Financed Amount. The Financed Amount shall be payable by Account in accordance with the terms of this Agreement, but all other amounts due from previous purchases and future purchases by Account while this Agreement is in effect, shall be on open account and not subject to this Agreement except in the event of a default hereunder. The existing Purchasing Agreement shall apply to all inventory purchased under this Agreement and to all indebtedness created thereby, and all purchases and indebtedness also will be subject to provisions of any Purchase Agreement existing from time to time between the parties.

The term of this Agreement shall commence September 30, 1994, and shall terminate on December 30, 1997.

     2.  PAYMENT OF FINANCED AMOUNT

a.)  The Financed Amount plus accrued interest, shall be repaid in thirty-eight
(38) installments.   The first payment of $115,000 plus interest shall be due
October 15, 1994 and continue for the next eleven (11) months. The second twelve (12) payments will be for $125,000 plus interest. The remaining thirteen
(13) payments will be for $135,000 plus interest. A final payment of $65,338.67 will be due on November 15, 1997. Each payment is due on the 15th of each month.

b.) Account shall have the right to prepay all or any part of the Financed Amount at any time.

c.) All payments hereunder shall be made in lawful money of The United States and paid to K/S at the address given in Paragraph eight (8).

     3.  INTEREST

a.)  Interest shall be accrued at the rate of prime as defined as follows:
Prime interest rate is defined as the rate charged by Citibank, New York, NY, in effect on the first day of each calendar quarter; provided always, however, that


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notwithstanding any changes in said bank's prime lending rate, the rate of interest thereon shall never be more than the maximum rate which may from time to time be lawfully charged under currently existing statutes and laws.

b.)  If all maturities are paid when due, all financial covenants outlined in
Section 4 are met, and open account payments are current, then certain credits may be earned by the Account based on the attached Schedule. Any credits earned will be rebated to the account by credit memo on the 15th of the month following each calendar quarter.

c.) Prime interest rate as defined in paragraph 3(a) shall not exceed at anytime a maximum of eight percent (8%) for computations required pursuant to this Agreement.

     4.  COVENANTS

So long as the Agreement remains outstanding and unless K/S has specifically waived, in writing and in advance, the obligation of Account in this section 4, Account hereby covenants and agrees with K/S as follows:

a.) Tangible Net Worth (TNW) - Account agrees to maintain, at all times while this Agreement is in effect, TNW in the amount of $16,000,000.00 or greater.

TNW is defined as tangible assets (excluding patents, copyrights, capitalized research and development costs and other intangible assets) in excess of liabilities.

b.) Cash Flow to Long-Term Debt Payments - Account shall not permit or suffer, as of the last day of the fiscal quarter of Account, the ratio of (I) the combined cash flow of Account (cash flow is defined as net income after tax plus depreciation and amortization less cash dividends paid) as calculated for the fiscal quarter then ending plus the three immediately preceding fiscal quarters, to (II) the current portion of Long-Term Debt of Account as of the last day of the fiscal quarter then ending, to be less than 1.7 to 1.0.

     5.  DEFAULT AND ACCELERATION

Any failure of Account (a) to pay a sum due hereunder by its due date (without the requirement of notice by K/S); or (b) to complete any other performance required of it hereunder, after thirty (30) days written notice thereof by K/S; or (c) any default of Account under any agreement at any time in effect between Account and K/S; or (d) failure of Account to pay any sum due K/S; at the election of K/S may be deemed a default under this Agreement.

In the event of any default (as defined above) under this Agreement, all sums payable hereunder immediately shall become due and payable, and upon such payment in full this Agreement shall terminate, but in the absence of full payment all rights and remedies of K/S under this Agreement shall continue and shall


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be additional to other rights and remedies which may have against Account.
Upon any such default, K/S (in addition to its right of acceleration, which shall be automatic upon K/S's election to declare the default) shall have the further right, at its election, to deem such default to be a default also under any or all of the other agreements referred to above, and upon such election K/S shall have the right to pursue any remedy under this Agreement, and-under such other agreement or agreements, in addition to its other rights and remedies under applicable law.

     6.  TERMINATION

The parties also may terminate this Agreement at any time, by their mutual written agreement and upon such notice, if any as they may specify, but neither party shall have the right of termination except as provided herein.
Termination shall not affect rights of K/S to collect any and all amount due it.

     7.  NOTICES

All notices and other communications between the parties, as provided in or pursuant to this Agreement, shall be sent by certified mail, return receipt requested, and addressed:

To K/S:        The Kelly-Springfield Tire Company
               Attn: General Credit Manager, Dept. 522
               12501 Willow Brook Road, SE
               Cumberland, MD 21502-2599

To Account:    Big O Tires, Inc.              Big O Tires, Inc.
               Attn: President                Attn: Chief Financial
               Box 3206                       Officer
               Englewood, CO 80155-3206       Box 3206
               303-790-0225                   Englewood, CO 80155-3206
                                              FAX 303-790-6064

and shall be deemed given upon such delivery.

     8.  PAYMENTS

All payments shall be sent to:

     The Kelly-Springfield Tire Company
     AR 870
     PO Box 92603
     Chicago, IL  66675-2603

     9.  GENERAL PROVISIONS

a.) Account shall join with K/S in the execution of any instrument reasonably required by K/S to further the purposes of this Agreement.

b.) This Agreement shall bind and shall inure to the benefit of the successors, heirs, representatives, and assigns of the parties, but Account shall not assign any interest hereunder without the prior written consent of K/S, which K/S in its sole discretion may withhold. Any modification or amendment of this Agreement must be in writing and signed by the parties.


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c.)  No waiver by K/S, of any default shall be a waiver of any other default or of the same default on another occasion.

d.) This Agreement shall be governed by and construed and enforced in accordance with the Laws of Maryland.

e.) If any provision hereof is unenforceable for any reason, the remaining provisions shall continue in effect as if such unenforceable matter were deleted unless such deletion would tend to defeat the essential purposes of the parties.

f.) In the event of any default of Account, it shall pay all costs and expenses (including but not limited to reasonable attorney's fees) incurred by K/S in enforcing this Agreement.

Executed as of the date first given above.

Account:                               K/S:

BIG O TIRES, INC.                      THE KELLY-SPRINGFIELD
                                             TIRE COMPANY


By:  /s/ John B. Adams (seal)          By:  /s/ G.L. Sutherland (seal)
   ----------------------------             -----------------------------
                                              G. L. Sutherland
/s/ John B. Adams                      Title: Vice President and CFO
----------------------------
Title:  Executive Vice President

Attest/Witness:                        Attest:


/s/ Steven P. Cloward                     /s/ D.E. Taylor
-----------------------------          --------------------------------
                                                Secretary/
                                          The Kelly-Springfield
                                               Tire Company

BIG O TIRES OF IDAHO, INC.

By:  /s/ John B. Adams (seal)
   ---------------------------
Title:  Vice President

Attest/Witness:

/s/ Steven P. Cloward
------------------------------

BIG 0 RETAIL ENTERPRISES, INC.

By:  /s/ John B. Adams  (seal)
   --------------------------

/s/ John B. Adams
-----------------------------
Title:  Vice President

Attest/Witness:

/s/ Steven P. Cloward
-----------------------------



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                                  SCHEDULE A

                           QUALIFYING INTEREST RATE

                              INTEREST REDUCTION

                                   SCHEDULE
                                   --------




                                 Effective
% of Base Units                  Interest rate
---------------                  -------------

Less than 38%                      Prime + 2%

38.01 - 45.00                      Prime

45.01 - 50.00                      Prime less .4%

50.01 - 55.00                      Prime less .8%

55.01 - 60.00                      Prime less 1.2%

60.01 - 65.00                      Prime less 1.6%

65.01 - 70.00                      Prime less 2.0%

70.01 - 75.00                      Prime less 2.25%

75.01 - 80.00                      Prime less 2.50%


All Kelly-Springfield product qualifies to calculate total purchases supplied including Kelly Brand, Hallmark ect. providing the product is purchased directly from Kelly-Springfield.

Base for the following years will be determined by the actual purchases for the preceding year by quarter +/- % Industry Increase/Decrease as reported by RMA for each such quarter.



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